The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Exhibit 99.3
SUBJECT TO COMPLETION, DATED   , 202
[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RETAIL DEBT SECURITIES OFFERINGS](1)
[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated    , 202 )

% [Insert ranking] Notes due
$
We (the “Company”) are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve this investment objective primarily through investments in debt securities of middle-market companies as well as small businesses. Our primary investment focus is investing in and originating leveraged loans to performing middle-market companies as well as small businesses.
Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our investment advisor. Our Advisor is a wholly-owned, indirect subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”). BlackRock is a leading publicly traded investment management firm, with approximately $    of assets under management as of    , 202 . Series H of SVOF/MM, LLC, an affiliate of our Advisor, provides the administrative services necessary for us to operate.
We are offering $    in aggregate principal amount of % notes due    , or the “Notes.” The Notes will mature on    . We will pay interest on the Notes on    ,    ,     and    of each year, beginning on    . In our sole discretion, we may redeem the Notes in whole or in part at any time or from time to time on or after    , at the redemption price set forth under “Specific Terms of the Notes and the Offering-Optional redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof. Under normal circumstances, no principal will be returned prior to [insert maturity date].
The Notes will be our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by the Company. The Notes will be subordinated to debt of any of the Company’s subsidiaries.
We intend to list the Notes on the    , and expect trading in the Notes on    to begin within     days of the original issue date under the symbol “    .” The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes and it is not expected that a market for the Notes will develop unless and until the Notes are listed on      .
You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our securities. We may not sell any securities through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such securities.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our Notes. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The SEC maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.
The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment. In addition, a majority of the Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Company if the reset provision has the effect of increasing the applicable interest rate.
Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in the offerings. Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-5 of this prospectus supplement and on page   of the accompanying prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Unit	Total
Public offering price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to the Company(1)	$	$
(1)	We estimate that we will incur approximately $ of expenses relating to this offering, resulting in net proceeds, after underwriting discount and expenses, to us of approximately $ million.
Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about , 202 .
[We have granted the underwriters an option to purchase up to an additional $ total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total price to the public, sales load and net proceeds will be $    , $    , and $    , respectively. See “Underwriting.”]
THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Prospectus Supplement dated    , 202 1
1
In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risks” section of this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	our, or our portfolio companies’, future business, operations, operating results or prospects;
•	the return or impact of current and future investments;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of fluctuations in interest rates on our business;
•	the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;
•	our contractual arrangements and relationships with third parties;
•	the general economy and its impact on the industries in which we invest;
•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our financing resources and working capital;
•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the timing, form and amount of any dividend distributions; and
•	our ability to maintain our qualification as a regulated investment company and as a business development company.
This prospectus supplement and the accompanying prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Statistical and market data used in this prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Exchange Act is not available.
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on
S-i

the front of this prospectus supplement and of the accompanying prospectus, respectively. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus supplement and the accompanying prospectus during the offering period to reflect material changes to the disclosure herein. See also “Additional Information” in this prospectus supplement and the accompanying prospectus.
S-ii

S-iii

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus supplement. This summary is not complete and may not contain all of the information that you may want to consider before investing in our Notes. You should read the entire prospectus supplement and the accompanying prospectus, including “Risks.”
Throughout this prospectus supplement, unless the context otherwise requires, a reference to:
“Company,” “we,” “us” and “our” refer to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to BlackRock TCP Capital Corp., formerly known as TCP Capital Corp., for the periods after the consummation of the Conversion;
“SVCP” refers to Special Value Continuation Partners LLC, a Delaware limited liability company;
“TCPC Funding” refers to TCPC Funding I, LLC, a Delaware limited liability company;
“TCPC Funding II” refers to TCPC Funding II, LLC, a Delaware limited liability company;
The “TCPC SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;
The “Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and
“Administrator” refers to Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, an affiliate of the Advisor and administrator of the Company.
For simplicity, references in this prospectus supplement to the “Company,” “we,” “us” and “our” includes, where appropriate in the context, SVCP, , TCPC Funding, TCPC Funding II and TCPC SBIC on a consolidated basis.
On April 2, 2012, we completed a conversion under which the Company succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of the Company. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.
The Company
We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. We completed our initial public offering on April 10, 2012.
Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion as well as small businesses which meet the “small” enterprise definition of the rules and regulations of the Small Business Administration (the “SBA”). While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of the Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments.
To achieve our investment objectives, we intend to focus on a subset of the broader investment strategies historically pursued by the Advisor. Our primary investment focus is the ongoing origination of and investments in leveraged loans of performing middle-market companies, building on the Advisor’s established track record of origination and participation in the original syndication of approximately $ billion of leveraged loans to companies since 1999, of which we invested over $ billion in companies. For the purposes of this prospectus supplement, the term “leveraged loans” refers to senior debt investments that rank ahead of subordinated debt and that generally have the benefit of security interests in the assets of the borrower. Our investments generally range from $10 million to $50 million per company, the size of which may grow over time in proportion with our capital base. We expect to generate current returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. We often receive equity interests such as preferred or common stock and warrants or options in connection with our debt investments. From time to time we may also use other investment strategies, which are not our primary focus, to attempt to enhance the overall return of our portfolio. These investment strategies may include, but are not limited to, the purchase of discounted debt, opportunistic investments, and financial instruments to hedge currency or interest rate risk associated with our portfolio.
On April 22, 2014, our wholly-owned subsidiary, TCPC SBIC received a Small Business Investment Company (“SBIC”) license from the Small Business Administration (“SBA”). In anticipation of receiving an SBIC license, we have requested exemptive relief from the SEC to permit us to exclude the debt of TCPC SBIC guaranteed by the SBA from our 150% asset coverage test under the 1940 Act. Pursuant to the 150% asset coverage ratio limitation, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us. For example, as of December 31, 202 , we had approximately $   million in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us, which would permit us to borrow up to approximately $   million, notwithstanding other limitations on our borrowings pursuant to our Leverage Program.
If granted, the exemptive relief provides us with increased flexibility under the 150% asset coverage test by permitting TCPC SBIC to borrow up to $    million more than it would otherwise be able to absent the receipt of this exemptive relief. As a result, we, in effect, will be permitted to have a lower asset coverage ratio than the 150% asset coverage ratio limitation under the 1940 Act and, therefore, we can have more debt outstanding than assets to cover such debt. For example, we will be able to borrow up to $   million more than the approximately $million permitted under the 150% asset coverage ratio limit as of December 31, 202 . For additional information on SBA regulations that affect our access to SBA-guaranteed debentures, see “Risk Factors - Risks Relating to Our Business - Our SBIC subsidiary is subject to SBA regulations, and any failure to comply with SBA regulations could have an adverse effect on our operations.”
The SBIC license allows TCPC SBIC to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and other customary procedures. SBA-guaranteed debentures are non-recourse, interest only debentures with interest payable semi-annually and have a ten year maturity. The principal amount of SBA-guaranteed debentures is not required to be paid prior to maturity but may be prepaid at any time without penalty. The interest rate of SBA-guaranteed debentures is fixed on a semi-annual basis at a market-driven spread over U.S. Treasury Notes with 10-year maturities. The SBA, as a creditor, will have a superior claim to TCPC SBIC’s assets over our stockholders in the event we liquidate TCPC SBIC or the SBA exercises its remedies under the SBA-guaranteed debentures issued by TCPC SBIC upon an event of default.
Our investment activities are externally managed by the Advisor. Additionally, the Company expects that it will continue to seek to qualify as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or the Code.
As of   , 202 , we held investments in portfolio companies. The aggregate fair value as of   , 202 of investments in these portfolio companies held on that date is approximately $    . Our portfolio across all our interest-bearing investments had an annualized current yield of  % as of    , 202 . In addition to the annual stated interest rate, this figure includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.
Recent Developments
[Insert description of recent developments at time of offering.]

Company Information
Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. The Advisor maintains a website at http://www.tennenbaumcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on the Advisor’s website to be part of this prospectus supplement or the accompanying prospectus.
For further information please see the “Prospectus Summary” in the accompanying prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.
[Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS
Investing in the Notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the following supplementary risk factors together with the risk factors set forth in the accompanying prospectus before making an investment in the Notes. The risks set out below and in the accompanying prospectus are not the only risks we face. Additional risks and uncertainties not presently known to us might also impair our operations and performance. If any of the events described herein or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the market price of the Notes could decline, and you may lose part or all of your investment.
Risks Relating to the Notes
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of  , we had $ million of outstanding borrowings under our Leverage Program.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. As of , we had $ million borrowings outstanding under our Leverage Program. All of such indebtedness would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.
The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC;
•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See “Risk Factors—Risks related to our business—The creditors under the SVCP Credit Facility and TCPC Funding Facility II have a first claim on all of the Company’s assets included in the collateral for the respective facilities” in the accompanying prospectus. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default.
There is no existing trading market for the Notes and, even if approves the listing of the Notes, an active trading market for the Notes may not develop, which could limit your ability to sell the Notes or affect the market price of the Notes.
The Notes will be a new issue of debt securities for which there initially will not be a trading market. We intend to list the Notes on the within days of the original issue date under the symbol “ .” However, there is no assurance that the Notes will be approved for listing on  . Moreover, even if the listing of the Notes is approved, we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they may make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that the Notes will be approved for listing on  , that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including a default under the SVCP Credit Facility or TCPC Funding Facility or other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the SVCP Credit Facility or TCPC Funding Facility II or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the SVCP Credit Facility or TCPC Funding Facility II or other debt that we may incur in the future to avoid being in default. If we breach our covenants under the SVCP Credit Facility or TCPC Funding Facility II or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the SVCP Credit Facility and TCPC Funding Facility II, could proceed against the collateral securing the debt. Because the SVCP Credit Facility and TCPC Funding Facility II have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. See “Description of Our Debt Securities” in the accompanying prospectus.
[Insert additional risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the $    million aggregate principal amount of Notes in this offering, after deducting estimated expenses of this offering payable by us, will be approximately $   million [(or $    million, if the over-allotment is exercised in full)] based on a public offering price of 100% of par.
We intend to use the net proceeds from this offering to reduce our borrowings outstanding under the SVCP Credit Facility and TCPC Funding Facility II, if any, and to make investments in portfolio companies in accordance with our investment objective and for other general corporate purposes, including payment of operating expenses. Pending investment, we may invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period.
[Describe further use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION
The following table sets forth (1) our actual capitalization at , 202 and (2) our capitalization on a pro forma basis giving effect to the sale of $ aggregate principal amount of Notes in this offering at the assumed offering price of 100% of par. You should read this table together with “Use of Proceeds” in this prospectus supplement and the accompanying prospectus.
As of , 202
	Actual	Pro forma
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$
Liabilities:
SVCP Credit Facility(1)
2024 Notes
2026 Notes
TCPC Funding Facility II(1)
SBA Debentures
Unamortized debt issuance costs
Other liabilities
Total liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.001 per share; shares of common stock authorized; shares of common stock issued and outstanding, actual; shares of common stock issued and outstanding, pro forma
Paid-in capital in excess of par value
Accumulated net investment income
Accumulated net realized losses
Accumulated net unrealized depreciation
Non-controlling interest
Net assets applicable to common shareholders	$	$
Total capitalization	$	$
(1)	As of , 202 , our debt outstanding under the SVCP Credit Facility and the TCPC Funding Facility II was $ million and $ million, respectively.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS
[Insert disclosure regarding material U.S. federal income tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING
    and    are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated    , each underwriter named below severally agrees to purchase aggregate principal amount of Notes indicated in the following table:
Underwriters	Principal Amount of Notes
Total
The underwriters are committed to take and pay for all of the Notes being offered, if any are purchased, other than the Notes covered by the option described below.
[Overallotment Option
If the underwriters sell more Notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional $ aggregate principal amount of the Notes solely to cover overallotments, if any. They may exercise that option for days. If any Notes are purchased pursuant to this option, the underwriters will severally purchase such Notes in approximately the same proportion as set forth in the table above.]
Commissions and Discounts
The following table shows the per Note and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.
Paid by the Company	No Exercise	Full Exercise
Per Note
Total
Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at a price less a concession not in excess of   % of the aggregate principal amount of Notes. The underwriters may allow, and the dealers may reallow, a discount from the concession not in excess of    % of the aggregate principal amount of the Notes to certain broker dealers. If all the Notes are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $   ..
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
[Lock-up Agreement
We have agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any debt securities issued by the Company which are substantially similar to the Notes or securities convertible into such debt securities which are substantially similar to the Notes for a period of    days after the date of this prospectus supplement without first obtaining the prior written consent of   and    .
The    -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the   -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the   -day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the   -day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.]

Listing
The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the and expect trading in the Notes on to begin within days after the original issue date under the symbol “ .” Currently there is no public market for the Notes and we can provide no assurance that the Notes will be approved for listing on or that an active trading market will develop for the Notes.
We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price Stabilizations and Short Positions
In connection with the offering,    , on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Notes made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the , in the over-the-counter market or otherwise.
Additional Underwriter Compensation
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses, including acting as underwriters for our securities offerings.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
[Certain of the net proceeds from the sale of the Notes, not including underwriting compensation, may be paid to affiliates of and as lenders under the SVCP Credit Facility or TCPC Funding Facility II.]
Settlement
We expect that delivery of the Notes will be made against payment therefor on or about , which will be the [fifth] business day following the date of the pricing of the Notes (such settlement being herein referred to as “T+[5]”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes initially will settle in T+[5] business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
Electronic Delivery
The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of securities for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
Other Jurisdictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
The addresses of the underwriters are:    .

LEGAL MATTERS
Certain legal matters in connection with the securities offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by [Underwriters’ Counsel], [City, State].
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
is the independent registered public accounting firm for the Company.
ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our securities offered by this prospectus supplement. The registration statement contains additional information about us and the Notes being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may obtain free copies of this information and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which the accompanying prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.
No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.
See also “Additional Information” in the accompanying prospectus.

% [Insert ranking/conversion information] Notes due
$
PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT

[Underwriters]
   , 202